Mueller Industries, Inc. Reports First Quarter 2007 Earnings

      MEMPHIS, Tenn., April 24 /PRNewswire-FirstCall/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income in the first quarter of 2007 was $18.9 million, or 51 cents per diluted share, which compares with $33.4 million, or 90 cents per diluted share, for the same period of 2006. First quarter net sales for 2007 were $609.8 million compared with $551.0 million in 2006. The increase in net sales was primarily attributable to acquired businesses. The change in net sales was also affected by the increased cost of copper, the Company's principal raw material, which was largely passed through to customers, offset by lower unit volume.

Financial and Operating Highlights
Regarding the first quarter of 2007, Mr. Karp said:

-- "Our Plumbing & Refrigeration segment posted operating earnings of $26.9 million on net sales of $370.0 million which compares with prior year earnings of $44.2 million on net sales of $386.9 million. Operating margins were affected by higher unit costs on lower production volume. Net sales for the Trading Group trended up but operating income was off slightly. European results overall were profitable on the strength of our trading businesses which continue to perform well.

-- "Our OEM segment posted operating earnings of $5.5 million during the first quarter of 2007 on net sales of $243.7 million, which compares with operating earnings of $11.0 million on net sales of $168.0 million for the same period in 2006. Our Chinese joint venture reported total operating income of $1.7 million.

-- "We completed the acquisition of Extruded Metals, a brass rod mill, at the end of February; their results are included in the OEM segment. We are presently rationalizing production with particular emphasis on casting operations. Operations have already been accretive to earnings; however, there are opportunities for additional improvement as we integrate the brass mill operations.

-- "Other income includes a gain of $3.1 million related to the sale of mineral royalty interests.

-- "During the first quarter of 2007, capital expenditures totaled $8.7 million. We expect to invest between $30 and $40 million for capital expenditures during 2007.

-- "Cash provided by operating activities was $47.1 million in the first quarter of 2007.

-- "The COMEX average price of copper was $2.70 per pound in the first quarter of 2007, which compares with $2.25 in the first quarter of 2006.

-- "Our current ratio remains solid at 2.8 to 1. We ended the quarter with $194.5 million in cash and $521.6 million in working capital."

      Business Outlook for 2007

      Regarding the outlook for 2007, Mr. Karp said, "The housing construction market is undergoing a much anticipated correction which has dampened demand for certain of our products. However, we believe this market will improve later this year or early next year. On the other hand, the commercial construction market remains strong."

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

      Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                          For the Quarter Ended
                                                         March 31,     April 1,
                                                          2007           2006
                                                              (Unaudited)
                                                        ---------     ---------
Net sales                                               $ 609,782     $ 551,039
Cost of goods sold                                        536,578       457,069

Gross profit                                               73,204        93,970

Depreciation and amortization                              10,966        10,195
Selling, general, and administrative
 expense                                                   34,927        34,959

Operating income                                           27,311        48,816

Interest expense                                           (5,494)       (4,862)
Other income, net                                           4,953         2,013

Income before income taxes                                 26,770        45,967

Income tax expense                                         (7,857)      (12,602)

Net income                                              $  18,913     $  33,365

Weighted average shares
 for basic earnings per share                              37,027        36,691
Effect of dilutive stock options                              117           390

Adjusted weighted average shares
 for diluted earnings per share                            37,144        37,081

Basic earnings per share                                $    0.51     $    0.91

Diluted earnings per share                              $    0.51     $    0.90

Dividends per share                                     $    0.10     $    0.10

Summary Segment Data:
Net sales:
 Plumbing & Refrigeration Segment                       $ 369,996     $ 386,941
 OEM Segment                                              243,730       167,972
 Elimination of intersegment sales                         (3,944)       (3,874)

Net sales                                               $ 609,782     $ 551,039

Operating income:
 Plumbing & Refrigeration Segment                       $  26,854     $  44,193
 OEM Segment                                                5,494        10,953
 Unallocated expenses                                      (5,037)       (6,330)

Operating income                                        $  27,311     $  48,816

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                       March 31,    December 30,
                                                         2007           2006
                                                             (Unaudited)
                                                     ------------   ------------
ASSETS
Cash and cash equivalents                            $    194,489   $    200,471
Accounts receivable, net                                  370,957        281,679
Inventories                                               218,980        258,647
Other current assets                                       32,981         35,397
    Total current assets                                  817,407        776,194

Property, plant, and equipment, net                       328,742        315,064
Other assets                                              187,438        177,649

                                                     $  1,333,587   $  1,268,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                    $     34,555   $     35,998
Accounts payable                                          136,888         96,095
Other current liabilities                                 124,386        123,426
    Total current liabilities                             295,829        255,519

Long-term debt                                            308,130        308,154
Pension and postretirement liabilities                     47,447         36,599
Environmental reserves                                      9,197          8,907
Deferred income taxes                                      43,716         46,408
Other noncurrent liabilities                                2,007          2,206

    Total liabilities                                     706,326        657,793

Minority interest in
 subsidiaries                                              22,994         22,300

Stockholders' equity                                      604,267        588,814

                                                     $  1,333,587   $  1,268,907

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                          For the Quarter Ended
                                                         March 31,      April 1,
                                                           2007          2006
                                                        ----------    ---------
                                                            (Unaudited)
Operating activities:
Net income                                               $  18,913    $  33,365
Reconciliation of net income to net
 cash provided by (used in) operating
 activities:
    Depreciation and amortization                           11,012       10,240
    Stock-based compensation expense                           628          607
    Equity in earnings of
     unconsolidated subsidiary                                  --         (964)
    Gain on disposals of properties                         (3,132)        (121)
    Deferred income taxes                                   (1,156)      (3,891)
    Income tax benefit
     from exercise of stock options                            (66)        (228)
    Minority interest in subsidiaries                          402          393
    Changes in assets and liabilities,
    net of businesses acquired:
     Receivables                                           (59,857)     (55,022)
     Inventories                                            66,512      (14,813)
     Other assets                                             (314)      (4,676)
     Current liabilities                                    13,445      (14,579)
     Other liabilities                                          23         (175)
     Other, net                                                719          104

Net cash provided by (used in)
 operating activities                                       47,129      (49,760)

Investing activities:
Capital expenditures                                        (8,725)     (12,015)
Acquisition of business, net of cash
 received                                                  (31,970)       3,632
Proceeds from sales of properties                            3,032          253

Net cash used in investing activities                      (37,663)      (8,130)

Financing activities:
Dividends paid                                              (3,703)      (3,684)
Acquisition of treasury stock                                   --         (388)
Issuance of shares under incentive
 stock option plans from treasury                              155        4,200
Proceeds from issuance of long-term debt                     5,434       11,164
Repayments of long-term debt                               (17,429)        (162)
Income tax benefit from exercise
 of stock options                                               66          228

Net cash (used in) provided by
 financing activities                                      (15,477)      11,358

Effect of exchange rate changes on
 cash                                                           29           69

Decrease in cash and cash equivalents                       (5,982)     (46,463)

Cash and cash equivalents at the
 beginning of the period                                   200,471      129,685

Cash and cash equivalents at the end
 of the period                                           $ 194,489    $  83,222


SOURCE  Mueller Industries, Inc.
    -0-                             04/24/2007
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208 /
    (MLI)